Exhibit 99.1

For media inquiries, contact:

Eric Armstrong, Citrix Systems, Inc.

(954) 267-2977 or eric.armstrong@citrix.com

For investor inquiries, contact:

Eduardo Fleites, Citrix Systems, Inc.

(954) 229-5758 or eduardo.fleites@citrix.com

Citrix Receives Anticipated Notice from Nasdaq

FORT LAUDERDALE, Fla. – March 16, 2007 – Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in application delivery infrastructure, today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel in response to the receipt of a Nasdaq Staff Determination Letter indicating that the Company is not in compliance with Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with Nasdaq for continued listing. As anticipated, the letter was issued in accordance with Nasdaq’s procedures as a result of the delayed filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Pending a decision by the Nasdaq Listing Qualifications Panel, the Company’s shares will continue to be listed on the Nasdaq Global Select Market.

About Citrix

Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 180,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100% of the Fortune 100 companies and 98% of the Fortune Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Annual revenue in 2006 was $1.1 billion.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The forward-looking statements in this release do not constitute promises or guarantees of future performance, but involve a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially from such statements include, but are not limited to, the continued listing of the Company’s common stock on the Nasdaq Global Select Market, regulatory review of the Company’s continued listing, the ongoing status of the Audit Committee’s review of the Company’s stock option granting practices, review by the Company’s independent outside auditors and possible regulatory review of the financial accounting determinations ultimately made by the Company with respect to the measurement dates used for stock option grants issued by the Company, and the preliminary nature of the information contained in this press release, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. In addition, the review by the Nasdaq Listing Qualification Panel and its possible conclusions may adversely affect the Company. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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Citrix® is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. All other trademarks and registered trademarks are property of their respective owners.